           As filed with the Securities and Exchange Commission on July 23, 1998
                                                       REGISTRATION NO. 33-33621




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                V.F. CORPORATION
               (Exact Name of Registrant as Specified in Charter)


        PENNSYLVANIA                                   23-1180120
(State or Other Jurisdiction            (I.R.S. Employer Identification Number)
of Incorporation or Organization)

                              628 GREEN VALLEY ROAD
                        GREENSBORO, NORTH CAROLINA 27408
              (Address of Registrant's Principal Executive Offices)

                          VF CORPORATION TAX-ADVANTAGED
                       SAVINGS PLAN FOR SALARIED EMPLOYEES
                            (Full Title of the Plan)

                            CANDACE S. CUMMINGS, ESQ.
         VICE PRESIDENT - ADMINISTRATION, GENERAL COUNSEL AND SECRETARY
                                V.F. CORPORATION
                                 P.O. BOX 21488
                        GREENSBORO, NORTH CAROLINA 27420
                     (Name and address of agent for service)

                                 (336) 547-6000
          (Telephone number, including area code, of agent for service)

                            CALCULATION OF FEE TABLE


                                                           PROPOSED              PROPOSED
                                                           MAXIMUM               MAXIMUM
TITLE OF SHARES TO BE               AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING           AMOUNT OF
REGISTERED                          REGISTERED             PER SHARE             PRICE                        REGISTRATION FEE

Common Stock                        2,175,000 (1)               (2)                    (2)                          (2)
(no par value; stated capital
$1.00 per share)

(1) Consists of additional shares of Common Stock (75,000 under Registration Statement No. 2-99945 and 2,100,000 under Registration Statement No. 33-33621) which were issued or issuable as a result of two 2-for-1 stock splits of the Common Stock (one effective April 23, 1986 and the other effective November 4, 1997), and which are deemed to be covered by previously filed registration statements pursuant to Rule 416 under the Securities Act of 1933 (the "Act").

(2) As the shares reflected in this table are deemed to be covered by previously filed registration statements pursuant to Rule 416 under the Securities Act of 1933, no additional registration fee is payable.


This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement on Form S-8, No. 33-33621 and Post-Effective Amendment No. 2 to Registration Statement on Form S-8, No. 2-99945, filed by V.F. Corporation with the Securities and Exchange Commission (the "Commission") on March 16, 1990 and August 28, 1985, respectively (collectively, the "Previously Filed Registration Statements"). This Registration Statement is being filed in order to reflect the registration of additional shares in accordance with Rule 416 under the Act, to delete Part I from the Previously Filed Registration Statements, and to amend Part II of the Previously Filed Registration Statements.



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
                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which have been filed by V.F. Corporation ("registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

         (a) the Company's Annual Report on Form 10-K for the year ended January 3, 1998;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998; and

         (c) the description of the Common Stock, no par value per share (the "Common Stock"), of the Company contained in the Company's Registration Statement on Form 8-A dated April 27, 1965 filed pursuant to section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the Company's Registration Statements on Form 8-A dated May 8, 1987 and January 23, 1998 filed pursuant to section 12(b) of the 1934 Act, which contain descriptions of the Common Stock of the Company and certain rights relating to the Common Stock, and any amendment or reports filed for the purpose of updating such descriptions.

         All documents filed by the Company or the Company's Tax-Advantaged Savings Plan for Salaried Employees (the "Plan") pursuant to sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.       DESCRIPTION OF SECURITIES.

         The Common Stock, which is the class of securities offered pursuant to this Registration Statement, is registered under the Exchange Act.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the Common Stock being offered hereby has been passed upon for the Company by Pepper Hamilton LLP, Philadelphia, Pennsylvania. M. Rust Sharp, of counsel to Pepper Hamilton LLP, is a director of the Company. Mr. Sharp owns beneficially 22,923,288 shares of Common Stock as a co-trustee under certain Deeds of Trust dated August 21, 1951 and


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
under the Will of John E. Barbey, deceased. Mr. Sharp has no pecuniary interest in the shares owned by the trusts. Additionally, Mr. Sharp owns 2,000 shares of Common Stock and options to purchase 17,400 shares of Common Stock. Mr. Sharp also owns 472 shares held in a trust in connection with the V.F. Deferred Savings Plan for Non-Employee Directors, as to which Mr. Sharp has voting power but not dispositive power.


ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1741 of the Pennsylvania Business Corporation Law, as amended (the "BCL"), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. The By-Laws of the Company provide for indemnification of the officers or directors of the Company to the fullest extent permissible under the BCL.

         The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1746 of the BCL a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Section 518 of the Pennsylvania Associations Code ("Section 518") provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Section 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section 518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In addition to the power to advance expenses under the BCL,
Section 518 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise. The Company's By-Laws provide that any person made a party to any lawsuit by reason of being a director or officer of the Company may be indemnified by the Company, to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys' fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-Laws further provide that a director of the Company shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 512 of the Pennsylvania Associations Code or as such law may be amended from time to time and (b) the breach of duty constituted self-dealing, willful misconduct or recklessness. The limitation on a director's personal liability for monetary damages does not apply to a director's criminal liability or liability for taxes.

         The Company maintains directors' and officers' liability insurance for expenses for which indemnification is permitted by Pennsylvania Business Corporation Law and Section 518. These insurance policies insure the Company against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged "wrongful act" in their official capacity. A wrongful act is defined as "any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers," subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured's breach of fiduciary duty, subject to certain exclusions.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         No restricted securities are being reoffered or resold pursuant to this Registration Statement.


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
ITEM 8.           EXHIBITS.

         Exhibit No.                Description

                  4.1 VF Corporation Tax-Advantaged Savings Plan for Salaried Employees, as amended through December 18, 1997.

                 *4.2 Statement with respect to Shares of Series B ESOP Convertible Preferred Stock of V.F. Corporation dated January 22, 1990 (Exhibit
                                    4.2 to Form 8-K dated January 22, 1990).

                **5.1 Opinion of Counsel re Legality (Exhibit 5.1 to Registration Statement No. 33-33621).

                **5.2 Opinion of Counsel re ERISA (Exhibit 5.2 to Registration Statement No. 33-33621).

                  5.3 Internal Revenue Service determination letter dated January 16, 1996 confirming that the Plan is qualified under Section 401 of the Internal Revenue Code.

                 23.1               Consent of PricewaterhouseCoopers LLP

                 23.2               Consent of PricewaterhouseCoopers LLP

                   24               Power of Attorney.

               **99.1 Trust Agreement between V.F. Corporation and United Missouri Bank of Kansas City, N.A. as amended (Exhibit 4.2 to Registration Statement No. 2-99945).

               **99.2 Trust Agreement (ESOP Component) between V.F. Corporation and United Missouri Bank of Kansas City, N.A., as amended March 9, 1990 (Exhibit 28.2.1 to Registration Statement 33- 33621).



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
               **99.3 Highlights of VF Corporation Tax-Advantaged Savings Plan for Salaried Employees (Exhibit
                                    28.3 to Registration Statement 33-33621).

----------------------------

* Incorporated herein by reference

** Previously filed


ITEM 9.        UNDERTAKINGS

         The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Greensboro, North Carolina on the 21st day of July, 1998.

                                       V.F. CORPORATION

                                       By:/s/ Mackey J. McDonald
                                       -------------------------
                                          Mackey J. McDonald
                                          President and
                                          Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                               TITLE                                  DATE
    ---------                               -----                                  ----
    /s/ Mackey J. McDonald                  President and                          July 21, 1998
    -----------------------------           Chief Executive Officer
    Mackey J. McDonald

    /s/ Robert K. Shearer                   Vice President - Finance,              July 21, 1998
    -----------------------------           Chief Financial Officer and
    Robert K. Shearer                       Chief Accounting Officer



                                    DIRECTORS

Robert D. Buzzell*             George Fellows*       Lawrence R. Pugh*
Edward E. Crutchfield*         Robert J. Hurst*      M. Rust Sharp*
Ursula F. Fairbairn*           Mackey J. McDonald*   L. Dudley Walker*
Barbara S. Feigin*             William E. Pike*


                                          * By:/s/ Candace S. Cummings
                                               ---------------------------------
                                               Candace S. Cummings, Attorney-In-
                                               Fact

                                               Date: July 21, 1998



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
The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on the 21st day of July, 1998.

                                         VF CORPORATION TAX-
                                         ADVANTAGED SAVINGS PLAN FOR
                                         SALARIED EMPLOYEES

                                         By:  V.F. CORPORATION, Plan
                                                  Administrator

                                         By:/s/ Mackey J. McDonald
                                           Mackey J. McDonald
                                           President and
                                           Chief Executive Officer

                                  EXHIBIT INDEX


Exhibit No.                         Description
-----------                         -----------

4.1 VF Corporation Tax-Advantaged Savings Plan For Salaried Employees (as amended through December 18, 1997).

5.3 Internal Revenue Service determination letter dated January 16, 1996 confirming that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.1                                Consent of PricewaterhouseCoopers LLP

23.2                                Consent of PricewaterhouseCoopers LLP

24                                  Power of Attorney.


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